As filed with the Securities and Exchange Commission on November 30, 2012
Registration No. 333-26383
Registration No. 333-47841
Registration No. 333-71145
Registration No. 333-53934
Registration No. 333-81572
Registration No. 333-103448
Registration No. 333-123168

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-26383
FORM S-8 REGISTRATION STATEMENT NO. 333-47841
FORM S-8 REGISTRATION STATEMENT NO. 333-71145
FORM S-8 REGISTRATION STATEMENT NO. 333-53934
FORM S-8 REGISTRATION STATEMENT NO. 333-81572
FORM S-8 REGISTRATION STATEMENT NO. 333-103448
FORM S-8 REGISTRATION STATEMENT NO. 333-123168

UNDER THE SECURITIES ACT OF 1933

FIDELITY BANCORP, INC.
 (Exact name of registrant as specified in its charter)

Pennsylvania	25-1705405
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1009 Perry Highway
Pittsburgh, Pennsylvania 15237
(412) 367-3300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Fidelity Bancorp, Inc. 1993 Employee Stock Compensation Program
Fidelity Bancorp, Inc. 1993 Directors’ Stock Option Plan
Fidelity Savings Association Employee Stock Compensation Program
Fidelity Bancorp, Inc. 1997 Employee Stock Compensation Program
Fidelity Bancorp, Inc. 1998 Stock Compensation Plan
Fidelity Bancorp, Inc. 2000 Stock Compensation Plan
Fidelity Bancorp, Inc. 2001 Stock Compensation Plan
Fidelity Bancorp, Inc. 2002 Stock Compensation Plan
Fidelity Bancorp, Inc. 2005 Stock-Based Incentive Plan
 (Full title of the plans)

Richard G. Spencer
President and Chief Executive Officer
1009 Perry Highway
Pittsburgh, Pennsylvania 15237
(412) 367-3300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Richard Fisch, Esq.
Joan S. Guilfoyle, Esq.
Spidi & Fisch, PC
1227 25th Street, N.W., Suite 200 West
Washington, D.C.  20037
(202) 434-4660

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Deregistration of Securities

Fidelity Bancorp, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 in order to deregister certain shares of its common stock, $0.01 par value per share (the “Common Stock”), that were previously registered by the Company pursuant to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”):

•
Registration Statement No. 333-26383, filed with the SEC on May 2, 1997, relating to the registration of 147,538 shares of the Common Stock of the Company issuable under the Fidelity Bancorp, Inc. 1993 Employee Stock Compensation Program, the Fidelity Bancorp, Inc. 1993 Directors’ Stock Option Plan and the Fidelity Savings Association Employee Stock Compensation Program.

•
Registration Statement No. 333-47841, filed with the SEC on March 12, 1998, relating to the registration of 155,000 shares of the Common Stock of the Company issuable under the Fidelity Bancorp, Inc. 1997 Employee Stock Compensation Program.

•
Registration Statement No. 333-71145, filed with the SEC on January 25, 1999, relating to the registration of 15,590 shares of the Common Stock of the Company issuable under the Fidelity Bancorp, Inc. 1998 Stock Compensation Plan.

•
Registration Statement No. 333-53934, filed with the SEC on January 19, 2001, relating to the registration of 21,000 shares of Common Stock of the Company issuable under the Fidelity Bancorp, Inc. 2000 Stock Compensation Plan.

•
Registration Statement No. 333-81572, filed with the SEC on January 29, 2002, relating to the registration of 19,600 shares of Common Stock of the Company issuable under the Fidelity Bancorp, Inc. 2001 Stock Compensation Plan.

•
Registration Statement No. 333-103448, filed with the SEC on February 26, 2003, relating to the registration of 23,300 shares of Common Stock of the Company issuable under the Fidelity Bancorp, Inc. 2002 Stock Compensation Plan.

•
Registration Statement No. 333-123168, filed with the SEC on March 7, 2005, relating to the registration of 150,000 shares of Common Stock of the Company issuable under the Fidelity Bancorp, Inc. 2005 Stock-Based Incentive Plan.

Pursuant to the Agreement and Plan of Merger, dated as of July 19, 2012, by and among the Company, Fidelity Savings Bank, WesBanco, Inc. (“WesBanco”) and WesBanco Bank, Inc. (the “Agreement”), the Company is being merged with and into WesBanco, to be effective on November 30, 2012 (the “Merger”), and Fidelity Savings Bank, the wholly-owned subsidiary of the Company, is being merged with and into WesBanco Bank, Inc., the wholly-owned subsidiary of WesBanco.

In connection with the Merger, the Company has terminated the offering of its Common Stock, including any Common Stock underlying options, that was registered under the Registration Statements.  In accordance with an undertaking made by the Company in Part II of each of the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance that remain unsold at the termination of the respective offerings, the Company hereby amends the Registration Statements to remove from registration all shares of the Company’s Common Stock registered but remaining unsold as of the date hereof, if any, under the Registration Statements and to terminate the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on November 30, 2012.

FIDELITY BANCORP, INC.

By:	/s/ Richard G. Spencer
Richard G. Spencer
President and Chief Executive Officer
(Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statements has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Richard G. Spencer
Richard G. Spencer	President, Chief Executive Officer and Director (Principal Executive Officer)	November 30, 2012

/s/ Lisa L. Griffith
Lisa L. Griffith	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 30, 2012

/s/ Christopher S. Green
Christopher S. Green	Chairman of the Board and Director	November 30, 2012

/s/ J. Robert Gales
J. Robert Gales	Director	November 30, 2012

/s/ Donald J. Huber
Donald J. Huber	Director	November 30, 2012

/s/ Robert F. Kastelic
Robert F. Kastelic	Director	November 30, 2012

/s/ Oliver D. Keefer
Oliver D. Keefer	Director	November 30, 2012